UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 14, 2013

BROCADE COMMUNICATIONS SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-25601	77-0409517
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
130 Holger Way
San Jose, CA 95134
(Address, including zip code, of principal executive offices)
(408) 333-8000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Election of Directors; Appointment of Certain Officers
On January 14, 2013, Brocade Communications Systems, Inc. (“Brocade” or the “Company”) announced the appointment of Lloyd Carney as its Chief Executive Officer. Mr. Carney will also be appointed to the Company's Board of Directors (the “Board”). The Company issued a press release announcing Mr. Carney's appointment which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Mr. Carney, 50, served as chief executive officer and member of the board of directors of Xsigo Systems, a venture funded IO Virtualization Platform company, from January 2008 until it was acquired by Oracle Corporation in July 2012. He is also a member of the board of directors of Cypress Semiconductor Corporation where he serves as a member of the Audit Committee and the Compensation Committee, and the board of directors of Technicolor SA, where he serves as the chairman of that board's Technology Committee. Prior to joining Brocade, Mr. Carney held many positions in the networking industry, including serving as the chairman and chief executive officer of Micromuse before it was acquired by IBM, the chief operations officer and executive vice president at Juniper Networks where he oversaw the engineering, product management and manufacturing divisions, and the president of the Core IP Division, the Wireless Internet Division and the Enterprise Data Division at Nortel Networks. Mr. Carney holds a Bachelor of Science degree in Electrical Engineering Technology from Wentworth Institute and a Master of Science degree in Applied Business Management from Lesley College, Cambridge, Massachusetts.
In connection with his appointment, Mr. Carney executed an offer letter (the “Offer Letter”) with the Company as well as the Company's standard form of Change of Control Retention Agreement (the “Retention Agreement”) for executive officers. The Company also anticipates entering into an indemnification agreement with Mr. Carney. Pursuant to the Offer Letter, Mr. Carney's starting base salary will be $800,000 annually, subject to annual review of the Board, and he will be eligible for incentive compensation in the form of a target bonus of $1,200,000 every 12 months under Brocade's Senior Leadership Plan or any successor plan. Mr. Carney's bonus for fiscal year 2013 will be prorated based on the number of days between his start date and the end of the fiscal year, provided, that, in no event will his bonus be less than $600,000 if he remains employed through the end of the fiscal year. In addition, subject to approval of the Board, Mr. Carney will be granted non-statutory stock options to purchase 2,400,000 shares of the Company's common stock (the “Options”) and restricted stock units (the “RSUs”) covering 230,000 shares of the Company's common stock. The Options will be scheduled to vest as to 25% of the shares on the first anniversary of Mr. Carney's start date and 1/48 of the shares will vest each month thereafter, subject to Mr. Carney's continued employment with the Company. The RSUs will be scheduled to vest in three equal annual installments over three years after the date of grant, subject to Mr. Carney's continued employment with the Company. The Options and the RSUs will be granted under the Company's 2009 Stock Plan and a 2013 Inducement Award Plan that is expected to be adopted pursuant to NASDAQ Rule 4350(i)(1)(A)(iv).
The Retention Agreement has a five-year term, subject to mutual renewal and certain automatic extensions if Brocade enters into a definitive agreement regarding a “Change of Control” (as defined in the Retention Agreement). If Mr. Carney's employment is terminated by Brocade without “Cause” (as defined in the Retention Agreement) and such termination does not occur in connection with a Change of Control (within 30 days prior to, or 12 months after a Change of Control), then, subject to Mr. Carney signing a release of claims in favor of Brocade and agreeing not to disparage Brocade for a period of 12 months following termination, Mr. Carney will be entitled to receive (1) a lump sum payment equal to twelve months' base salary and 100% of his target cash bonus under the Senior Leadership Plan for the fiscal year in which the termination occurs, and (2) reimbursement of premiums for COBRA benefits for Mr. Carney and his eligible dependents for 12 months.

In the event that Mr. Carney's employment is terminated by Brocade without Cause or by Mr. Carney for “Good Reason” (as defined in the Retention Agreement) within 30 days prior to, or 12 months after, a Change of Control, then Mr. Carney instead will be eligible to receive, subject to signing a release of claims in favor of Brocade and agreeing not to disparage Brocade for a period of 12 months following termination, (1) a lump sum payment equal to 24 months' base salary and 200% of his target cash bonus under the Senior Leadership Plan for the fiscal year in which termination occurs, (2) reimbursement of premiums for COBRA benefits for Mr. Carney and his eligible dependents for 18 months, and (3) full accelerated vesting with respect to Mr. Carney's then outstanding, unvested equity awards. In the event severance payments and benefits trigger excise taxation under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, severance shall be either (1) paid in full, or (2) reduced so that Mr. Carney is not subject to excise taxation, whichever results in Mr. Carney's receipt of the greatest after-tax severance amount. The Retention Agreement does not provide for any reimbursement or “gross-up” of any such taxes.
A copy of the Offer Letter and the Retention Agreement are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description of Document
10.1	Offer Letter, dated December 20, 2012, between Brocade Communications Systems, Inc. and Lloyd Carney
10.2	Change of Control Retention Agreement between Brocade Communications Systems, Inc. and Lloyd Carney, effective as of January 14, 2013
99.1	Press release, dated January 14, 2013, regarding appointment of Lloyd Carney as Chief Executive Officer

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROCADE COMMUNICATIONS SYSTEMS, INC.

Date: January 14, 2013	By:	/s/ Tyler Wall
Tyler Wall
Vice President, General Counsel and Corporate Secretary